EXHIBIT 99

FOR IMMEDIATE RELEASE

Contract Information:

Burnard K. McHone

President

Illini Corporation

(217) 787-5111

Gerald E. Ludwig

Chairman

Illinois Community Bancorp, Inc.

(217) 347-7255

Illini Corporation Announces Definitive Agreement to

Acquire Illinois Community Bancorp, Inc.

Springfield and Effingham, Illinois (November 28, 2001).  Illini Corporation (OTCBB: ILIN) (“Illini”) and Illinois Community Bancorp, Inc. (“ICBI”) jointly announced today that they signed a definitive agreement on November 21, 2001, under which Illini will acquire ICBI and its wholly-owned subsidiary, Illinois Community Bank.

The transaction is structured as a merger of an Illini subsidiary into ICBI.  Under the terms of the merger agreement, ICBI’s shareholders will receive .2126 share of Illini common stock (and cash in lieu of any fractional share) for each share of ICBI’s common stock they own.  The exchange ratio may be adjusted up to .2472 if ICBI resolves certain loan contingencies before closing.  The merger is subject to certain conditions, including approval by the stockholders of ICBI, required regulatory approvals and other customary closing conditions.  Illini and ICBI expect to close the transaction before the end of the second quarter of 2002.  Upon consummation of the merger, former stockholders of ICBI will own approximately 19 percent of Illini’s outstanding shares.

ICBI’s common stock is not traded on an established stock exchange, and Illini’s stock is traded on the OTC Bulletin Board under the symbol “ILIN”.  Illini is the holding company for Illini Bank and Farmers State Bank of Camp Point.  Illini Bank has 13 banking offices in Christian, Logan, McLean and Sangamon counties in Central Illinois.  Farmers State Bank of Camp Point is in Adams County.  As of September 30, 2001, Illini Corporation had total assets and stockholders’ equity of $268,636,455 million and $13,616,331 million, respectively, and its book value per share was $33.07 on that date.

SAFE HARBOR

This news release contains certain forward-looking statements about the proposed merger of Illini and ICBI.  These statements include statements regarding the anticipated closing date of the transaction and certain effects of the transaction.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  The use of the words “believe,” “expect,” “anticipate,” “estimate,” and “intend,” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may” or similar expressions are forward-looking statements.  A number of factors could cause actual results to differ materially from expected.  These factors include, among other things, delays in completing the merger, success in gaining regulatory approvals when required, difficulties in integrating Illini and ICBI, increased competitive pressures, changes in interest rates, unanticipated changes in industry trends, general economic and business conditions that are less favorable than expected, adverse state and federal regulatory changes, and changes in the securities markets.

ADDITIONAL INFORMATION

Illini, with ICBI’s assistance, will be filing a Registration Statement on Form S-4 that will include a joint proxy statement and prospectus and other proxy solicitation materials (“Joint Proxy Statement/Prospectus”) with the Securities and Exchange Commission (“SEC”).  Investors and security holders are urged to read the Joint Proxy Statement/Prospectus and any other relevant documents filed with the SEC because they contain important information.  When filed, investors will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov.   In addition, documents filed with the SEC by Illini will be available free of charge from the Secretary of Illini at Illini Corporation, 3200 West Iles Avenue, Springfield, Illinois  62707.  Documents filed with the SEC by ICBI will be available free of charge from the Secretary of ICBI at Illinois Community Bancorp, Inc., 1300 Keller Drive, Effingham, Illinois  62401.  READ THE JOINT PROXY STATEMENT/PROSPECTUS CAREFULLY BEFORE MAKING A DECISION CONCERNING THE MERGER.